UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

CABLEVISION SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following document was used by employees of Cablevision Systems Corporation on May 2, 2007 as a reference guide for speaking with external audiences:
This document is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Cablevision, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Cablevision.
KEY BACKGROUND TALKING POINTS
THE TRANSACTION DELIVERS FULL VALUE TO CVC SHAREHOLDERS IN CASH.
•	The transaction values Cablevision at a total enterprise value of approximately $22 billion.

•	The price of $36.26 per share is more than a 50% premium to the closing share price of $23.93 on the last trading day before the Dolan Family Group’s $27.00 per share offer on October 8, 2006, and 34% above that offer. It is also 21% above the $30.00 per share offer that was rejected by the Special Transaction Committee on January 16, 2007.
THE SPECIAL COMMITTEE LED A DILIGENT PROCESS, RESULTING IN SUPERIOR VALUATION AND STRUCTURE.
•	This price represents an additional $2.8 billion in incremental value for Cablevision’s shareholders over the $27.00 per share offer made on October 8, 2006.

•	The Special Transaction Committee, and the other independent members of the Board, have taken steps to ensure that Cablevision’s public, non-family shareholders have the opportunity to vote on this transaction.

•	The merger agreement includes a “majority of the minority” provision, which requires a majority of the outstanding Class A shares not held by the Dolan Family Group or Cablevision’s directors and executive officers to approve the transaction.
CVC WILL BE BETTER ABLE TO SERVE CUSTOMERS AS A PRIVATELY HELD COMPANY.
•	With Cablevision facing increasing competitive challenges, it is the optimal time for shareholders to obtain full and certain value for their shares.

•	The Dolan Family Group is contributing $2.1 billion of its own equity in the transaction and has secured nearly $15.5 billion in committed debt financing.

•	In today’s dynamic and competitive market, Cablevision will be better able to build on its long history of delivering quality service and innovative products as a private company.

•	The Dolan family founded Cablevision nearly 35 years ago and this transaction will enable the family to continue its entrepreneurial stewardship of Cablevision as a privately held company.